UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2005 (February 18, 2005)

BLACKROCK, INC.

(Exact name of registrant as specified in Charter)

DELAWARE	001-15305	51-0380803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive officers)	(Zip Code)

Registrant’s telephone number, including area code: (212) 810-5300

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On February 23, 2005, BlackRock, Inc. (the “Company”) completed its previously disclosed private placement of the Company’s 2.625% Convertible Debentures due 2035 (the “Debentures”) in an aggregate principal amount of $250,000,000 pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Rule 144A under the Securities Act.

In connection with the closing, the Company entered into an Indenture (the “Indenture”) with JPMorgan Chase Bank, N.A., as trustee (the “Trustee”), governing the Debentures.

The terms of the Indenture provide that the Debentures will bear interest at a rate of 2.625% per annum. Prior to February 15, 2009, the Debentures will be convertible, only under certain conditions, at the option of the holder into cash and, in certain circumstances, shares of the Company’s class A common stock at an initial conversion rate of 9.7282 shares of class A common stock per $1,000 principal amount of Debentures, subject to adjustments. On and after February 15, 2009, the Debentures will be convertible at any time prior to maturity at the option of the holder into cash and, in certain circumstances, shares of class A common stock at the above initial conversion rate, subject to adjustments.

Beginning February 20, 2010, the Company may redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any. Holders may require the Company to repurchase the Debentures at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest and accrued and unpaid liquidated damages, if any, on February 15, 2010, 2015, 2020, 2025 and 2030, or at any time prior to their maturity upon the occurrence of certain events. The Debentures are senior unsecured debt of the Company and rank pari passu in right of payment with all existing and any future senior unsecured indebtedness of the Company and are senior in right of payment to any future subordinated indebtedness of the Company.

The initial purchasers of the Debentures and their direct and indirect transferees will be entitled to the benefits of a registration rights agreement dated February 23, 2005. Under the registration rights agreement, the Company will file a shelf registration statement to cover the resale of the Debentures and the shares of class A common stock issuable upon conversion of the Debentures.

The Indenture is subject to customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the Debentures. If any other event of default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Debentures may declare the acceleration of the amounts due under the Debentures.

The Trustee and its affiliates have provided, or may in the future provide, banking and other services to us in the ordinary course of business.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See disclosure under Item 1.01 of this report, which is incorporated by reference into this Item 2.03.

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 18, 2005, Lawrence M. Wagner informed BlackRock, Inc. (the “Company”) of his intention to resign from the Company’s Board of Directors effective April 28, 2005. Mr. Wagner’s decision to resign is not the result of any disagreement with the Company or due to any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

Date: February 24, 2005

.	By:	/s/ Robert P. Connolly
Robert P. Connolly
Managing Director, General Counsel and Secretary